Exhibit 1.05

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Introduces CDC Factory Express, Designed to Help Manufacturers Fight Recessionary
Conditions

CDC Factory Express Offers Single Plant Manufacturers a Pre-Packaged MOM Solution to Help
Reduce Labor and Material Costs

HONG KONG, ATLANTA, March 12, 2009 — CDC Software, a wholly-owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, today announced the launch of CDC Factory Express, an out-of-the-box manufacturing operations management (MOM) solution designed to pinpoint and address plant performance issues, reduce costs and improve efficiencies. Using CDC Factory Express, a single plant food and beverage and consumer packaged goods manufacturer can substantially reduce its total MOM deployment cost compared to the cost of a full CDC Factory MOM implementation.

Peter Gottsacker, CEO and co-owner of Wixon Inc., a flavorings ingredient manufacturer for the specialty food industry, explained his reasons for choosing CDC Factory over other software applications. “I had my team evaluate nearly all the recognized OEE (Overall Equipment Effectiveness) and factory performance solutions out there, and the CDC Factory group offered both technology and savings,” he said. “With the MOM packaged software, designed especially for our industry, we get a real-time framework that integrates scheduling, operations, quality, and maintenance. CDC Factory Express offered us added value, by being both price competitive and comprehensive, and we also received a three-day ROI consulting study conducted by manufacturing professionals, not software salespeople. The Factory Profit Audit identified 13 percent efficiency gains, based on our own factory data. That drove our decision to choose CDC Software.”

In some cases, CDC Factory customers have seen improvements in labor and material utilization by increasing cases per labor hour of production by almost 10 to 12 percent in as little as 12 weeks after full implementation of the system. Based on CDC Software’s research conducted with more than 80 Food and Beverage plants that have implemented CDC Factory, CDC Software believes that manufacturers can, in many cases, generate substantial annualized savings with CDC Factory. The multi-plant functionality of the company’s CDC Factory flagship solution was stream-lined into CDC Factory Express, with functionality specifically designed for the single plant manufacturer. CDC Factory Express includes the “Factory Profit Audit,” a service that identifies specific financial opportunities and improvement targets for a plant before implementation begins.

“CDC Factory Express directly addresses the recessionary conditions and challenges facing many manufacturers today by offering a ‘back to basics’ affordable solution that can deliver rapid performance improvements throughout a plant,” said Mark Sutcliffe, president of CDC Factory product line, CDC Software.

CDC Factory Express also includes two core modules, “Performance” and “Improve.” The Performance module helps manufacturers pinpoint causes of plant inefficiencies, and provides immediate feedback on key operating metrics including rate, yield, utilization and per unit cost. It enables employees on the factory floor to take action and make operational adjustments in real time and allows performance targets to be established based on the manufacturer’s actual factory performance rather than on vague industry standards. The Improve module enables a manufacturer to manage continuous improvement campaigns. It helps close the loop between potential and actual improvements by measuring the potential for cost savings.

About CDC Factory
CDC Factory is the first software solution to combine the power of Manufacturing Operations Management and Enterprise Manufacturing Intelligence into a packaged solution designed to cut production costs. It makes action unavoidable for a manufacturer’s plant workforce, as well as the executive management.

Utilizing real-time plant metrics such as Overall Equipment Effectiveness (OEE) and cost per unit, CDC Factory provides a real-time framework that unites scheduling, operations, quality and maintenance. It can deliver substantial performance improvements and is offered as two distinct product lines: CDC Factory Multi-Plant for large enterprises and CDC Factory Express for single plant business operations. For more information, visit: www.cdcfactory.com

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), e-M-POWER (discrete manufacturing) Pivotal CRM and Saratoga CRM (customer relationship management), CDC MarketFirst (marketing automation and lead management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources), and business analytics solutions.

These industry-specific solutions are used by customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit http://www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our beliefs and expectations about CDC Factory Express and its features and benefits, our beliefs regarding the ability of CDC Factory to help users reduce waste and overhead costs, increase overall equipment effectiveness and increase the number of units produced per man-hour, our beliefs regarding the comparative costs and utility of CDC Factory Express and CDC Factory and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the process manufacturing industry; the continued ability of CDC Factory solutions to address the pricing for CDC Factory Express can be subject to change, demand for and market acceptance of new and existing CDC Factory solutions; results can vary subject to the complexity of the implementations; and the development of new functionalities which would allow process manufacturers to compete more effectively and changes in the type of information required to compete in the process manufacturing industry. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report on Form 20-F for the year ended December 31, 2007, originally filed with the SEC on June 30, 2008, and amended on September 15, 2008. Results will vary by user and are based upon specific facts and circumstances. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.